UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2016

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-53713	27-0383995
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

Otter Tail Corporation Loan Agreement

On February 5, 2016, Otter Tail Corporation (the “Company”) entered into a Term Loan Agreement (the “Loan Agreement”) with the Banks named therein, and JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and J.P. Morgan Securities LLC (“JPMS”), as Lead Arranger and Book Runner.

The Loan Agreement provides for an unsecured term loan with an aggregate commitment of $50 million that the Company may use for purposes of funding working capital, capital expenditures and other corporate purposes of the Company and its subsidiaries. The Company, on up to two occasions, may enter into additional tranches of term loans in minimum increments of $10 million, subject to the consent of the lenders and so long as the aggregate amount of outstanding term loans does not exceed $100 million at any time. Borrowings under the Loan Agreement will bear interest at either (1) LIBOR plus 0.90% or (2) the greater of (a) the Prime Rate, (b) the Federal Reserve Bank of New York Rate plus 0.50% and (c) LIBOR multiplied by the Statutory Reserve Rate plus 1%. The applicable interest rate to each advance will depend on the Company’s election of whether to make the advance be a LIBOR advance. The Loan Agreement will terminate on February 5, 2018.

The Loan Agreement, which is filed as Exhibit 4.1 to this Form 8-K, contains a number of restrictions on the businesses of the Company and its Material Subsidiaries (as defined in the Loan Agreement, and specifically excluding Otter Tail Power Company), including restrictions on their ability to merge, sell assets, make investments, create or incur liens on assets, guarantee the obligations of any other party, and engage in transactions with related parties. The Loan Agreement also contains certain financial covenants. Specifically, the Company must not permit the ratio of its Interest-bearing Debt to Total Capitalization (each as defined in the Loan Agreement) to be greater than 0.60 to 1.00 as of the last day of any fiscal quarter of the Company, or permit its Interest and Dividend Coverage Ratio (as defined in the Loan Agreement) for any period of four consecutive fiscal quarters to be less than 1.50 to 1.00. The Loan Agreement also contains affirmative covenants and events of default. The Loan Agreement does not include provisions for the termination of the agreement or the acceleration of repayment of amounts outstanding due to changes in the Company’s credit ratings. The Company’s obligations under the Loan Agreement are guaranteed by each of its Material Subsidiaries.

The description of the terms of the Loan Agreement in this Item 1.01 is qualified in its entirety by reference to Exhibit 4.1 to this Form 8-K.

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Certain Relationships

Certain of the Banks party to the Loan Agreement, and/or their affiliates, have had, and may in the future have, investment banking and other commercial dealings with the Company and its other affiliates, for which such Banks or their affiliates have received and may in the future receive customary compensation. Such dealings have included the following: (i) JPMorgan, U.S. Bank National Association and Bank of America, N.A. are parties to the Third Amended and Restated Credit Agreement dated as of October 29, 2012, as amended, with the Company providing for an unsecured $150 million revolving credit facility, and the Second Amended and Restated Credit Agreement dated as of October 29, 2012, as amended, with Otter Tail Power Company providing for an unsecured $170 million revolving credit facility; (ii) JPMS entered into a Distribution Agreement with the Company on May 11, 2015, pursuant to which the Company may offer and sell its common shares, par value $5.00 per share, from time to time through JPMS, as the Company’s distribution agent for the offer and sale of the shares, up to an aggregate sales price of $75,000,000; and (iii) in connection with the offering and sale by the Company of $100,000,000 aggregate principal amount of its 9.000% Notes due 2016 in 2009, JPMS and an affiliate of Bank of America acted as joint book-running managers and an affiliate of U.S. Bank acted as lead manager.

Item 2.02         Results of Operations and Financial Condition

On February 8, 2016 Otter Tail Corporation (the “Company”) issued a press release announcing 2015 earnings and 2016 earnings guidance, a copy of which is furnished herewith as Exhibit 99.1.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 above is incorporated herein by reference.

On February 5, 2016, the Company borrowed $50 million under the Loan Agreement. LIBOR Advances bear interest at the LIBO Rate plus 0.90% and Base Rate Advances bear interest at the Base Rate (each such term as defined in the Loan Agreement). The loan is due on February 5, 2018.

Item 9.01         Financial Statement and Exhibits

(d)	Exhibits

4.1	Term Loan Agreement dated as of February 5, 2016 among Otter Tail Corporation, the Banks named therein and JPMorgan Chase Bank, N.A., as administrative agent for the Banks, and J.P. Morgan Securities LLC, as Lead Arranger and Book Runner.

99.1	Press Release issued February 8, 2016.

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Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: February 9, 2016

	By:	/s/ Kevin G. Moug
	Name:	Kevin G. Moug
	Title:	Chief Financial Officer

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EXHIBIT INDEX

Exhibit	Description of Exhibit

4.1	Term Loan Agreement dated as of February 5, 2016 among Otter Tail Corporation, the Banks named therein and JPMorgan Chase Bank, N.A., as administrative agent for the Banks, and J.P. Morgan Securities LLC, as Lead Arranger and Book Runner.

99.1	Press release, dated February 8, 2016.